As filed with the Securities and Exchange Commission on July 21, 2005

Registration No. 333-116200

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

To

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MATRIA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2091331 (I.R.S. Employer Identification No.)

1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Roberta L. McCaw
Vice President Legal, Secretary and General Counsel
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

James L. Smith, III
Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308-2216

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

     The purpose of this Post-Effective Amendment No. 5 to the Registration Statement on Form S-3 of Matria Healthcare, Inc. (333-116200) is (i) to reflect that all outstanding 4.875% convertible senior subordinated notes due 2024 have been converted by the holders thereof into shares of Matria Healthcare, Inc. common stock and (ii) to amend the table under the caption “Selling Securityholders” on the prospectus to add the names of the selling securityholders who have requested inclusion in the prospectus since April 29, 2005, the date of Post-Effective Amendment No. 4 to the Registration Statement.

PROSPECTUS

4,387,796 Shares
Common Stock

Matria Healthcare, Inc.

Shares of Common Stock Issued Upon Conversion
of the 4.875% Convertible Senior Subordinated Notes due 2024

     On May 5, 2004 Matria Women’s and Children’s Health, Inc., formerly Matria Healthcare, Inc., or the Predecessor Registrant, issued $75,000,000 of its 4.875% convertible senior subordinated notes due 2024 in a private placement in reliance on an exemption from registration under the Securities Act of 1933. Subsequently, on June 3, 2004, UBS Securities LLC, the initial purchaser of the notes, exercised its option to purchase an additional $11.25 million aggregate principal amount of the notes. On December 31, 2004, the Predecessor Registrant adopted a holding company form of organizational structure and the Notes were assumed by a new holding company which adopted the name Matria Healthcare, Inc..

     On April 27, 2005 we issued notice of our intention to redeem the notes. As a result, prior to the redemption, all outstanding notes were converted by the holders thereof into shares of our common stock.

     Our common stock is listed on The Nasdaq National Market under the symbol “MATR.” On July 20, 2005, the last reported sale price of our common stock on Nasdaq was $34.47 per share. The shares offered by this prospectus may be offered by the selling securityholders in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     This prospectus will be used by selling securityholders to resell the shares of our common stock issued upon conversion of their notes. We will not receive any proceeds from the sale of these shares by the selling securityholders.

     The shares offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 21, 2005.

We have not and the selling securityholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because this is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors.”

Unless we indicate otherwise in this prospectus, the use of “Matria,” “we,” “us” and “our” in connection with events occurring on or prior to December 31, 2004 refers to the Predecessor Registrant and its subsidiaries; and the use of “Matria,” “we,” “us” and “our” in connection with events occurring after December 31, 2004 refers to Matria Healthcare, Inc. formerly Matria Holding Company, Inc. and its subsidiaries.

REDEMPTION AND CONVERSION OF NOTES

On April 27, 2005 we issued notice of our intention to redeem our 4.875% convertible senior subordinated notes due 2024. Prior to the redemption date, 100% of the outstanding notes were converted into shares of our common stock by the holders thereof pursuant to the terms of the notes.

COMPANY OVERVIEW

We provide comprehensive, integrated disease management services and related products that offer cost-saving solutions for many of the most costly medical conditions and chronic diseases, including diabetes, cardiovascular diseases, respiratory disorders, obstetrical conditions, cancer, depression, chronic pain and Hepatitis C. We seek to improve patient outcomes and lower healthcare costs through a broad range of disease management programs and direct clinical services. We emphasize a multidisciplinary approach to care that involves our clinicians working with physicians to oversee the adherence to treatment plans. We focus on the management of patients between visits to their physician, the improvement of the patient’s compliance with the physician’s care plan and the avoidance of controllable and costly events, such as emergency room visits and hospital admissions. To serve this critical aspect of patient care, we have invested heavily in disease management information technology, call center infrastructure, a national network of skilled multidisciplinary clinicians and supply distribution channels.

We operate through two business segments: Health Enhancement and Women’s and Children’s Health.

•	Health Enhancement. We provide disease management programs and disease management services and supplies. Our disease management customers include primarily Fortune 1000 employers, health plans, Medicare and Medicaid programs, pharmaceutical companies and patients. Our disease management services target patients who have or are at risk for chronic diseases or other high cost medical conditions, and the emerging pharmaceutical market in support of complex drug therapies. In addition, we offer diabetes disease management services and supplies in Germany and are a leading designer, developer, assembler and distributor of products for the diabetes market through our subsidiary, Facet Technologies LLC, or Facet. Facet serves large medical device manufacturers and distributors of blood glucose test kits and other point of care test kits, with an estimated 40% to 50% world market share in standard lancets, lancing devices and safety lancets used by diabetes patients to obtain blood samples for testing blood glucose levels.

•	Women’s and Children’s Health. We offer a wide range of clinical and disease management services designed to assist physicians and payors in the cost-effective management of maternity patients. We manage patients with gestational diabetes, hypertension, hyperemesis, anticoagulation disorders and preterm labor. In addition, we recently announced our strategic initiative to provide services for infants and children through neonatal intensive care case management and delivery of specialty pharmaceuticals.

HOLDING COMPANY REORGANIZATION

     On December 31, 2004, our predecessor, Matria Healthcare, Inc., or the Predecessor Registrant, adopted a holding company form of organizational structure. In order to implement the Reorganization, the Predecessor Registrant incorporated a new holding company as a wholly owned subsidiary of the Predecessor Registrant and merged with an indirect, wholly owned subsidiary of the new holding company. The merger was effected without a vote of the Predecessor Registrant’s stockholders pursuant to Section 251(g) of the Delaware General Corporation Law. In connection with the merger, all of the issued common stock of the Predecessor Registrant was converted into a like number of shares of our common stock. Our capital structure is the same as that of the Predecessor Registrant prior to the merger. In connection with the merger, we also assumed all of the obligations of the Predecessor Registrant related to the notes which have subsequently been converted into the shares registered hereby.

OUR CORPORATE INFORMATION

We were incorporated on December 28, 2004 in connection with the Predecessor Registrant’s adoption of a holding company structure. The Predecessor Registrant was incorporated under the laws of the state of Delaware on March 18, 1996. Our headquarters are located at 1850 Parkway Place, Marietta, GA 30067, and our telephone number is (770) 767-4500. Our website address is www.matria.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

SUMMARY OF THE COMMON STOCK

Issuer	Matria Healthcare, Inc.

Registration rights	The shelf registration statement, of which this prospectus is a part, was originally filed on June 4, 2004, to satisfy our obligations under the registration rights agreement entered into a connection with the issuance of the notes. As a result of the 100% conversion of the notes into shares of our common stock, our obligations under the registration rights agreement now apply only to the shares of common stock issued upon conversion of the notes.

We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of the following:

• the date when all registrable securities have been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

• the date when all registrable securities may be resold without restriction pursuant to Rule 144(k) under the Securities Act; or

• the date when all registrable securities have been publicly sold pursuant to Rule 144 under the Securities Act.

If we do not comply with these requirements or certain other covenants set forth in the registration rights agreement, we must, subject to certain exceptions, pay damages to holders of the shares of common stock issued upon conversion of the notes. See “Description Registration Rights.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

Listing and trading	Our common stock is listed on the NASDAQ National Market under the symbol “MATR.”

Risk factors	You should carefully consider along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk Factors.”

For a more complete description of our common stock, see “Description of Capital Stock—Description of Common Stock.”

RISK FACTORS

Investing in our common stock involves risks. Prior to making a decision about investing in our common stock, you should carefully consider the risks described below and all other information contained or incorporated by reference in this prospectus. The risks and uncertainties described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.

The disease management business is an evolving component of the overall healthcare industry.

Disease management services are a relatively new component of the overall healthcare industry. Accordingly, some of our potential customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of our business plan relative to our disease management operations depends on a number of factors. These factors include:

•	our ability to differentiate our products and service offerings from those of our competitors;

•	the extent and timing of the acceptance of our services as a replacement for, or supplement to, traditional managed care offerings;

•	our ability to implement new and additional services beneficial to health plans and employers;

•	our ability to effect cost savings for health plans and employers through the use of our programs; and

•	our ability to improve patient compliance with the complex drug therapies offered by our pharmaceutical customers.

Since the disease management business is continually evolving, we may not be able to anticipate and adapt to the developing market. Moreover, we cannot accurately predict the future growth rate or the ultimate size of the disease management market.

We are highly dependent on payments from third-party healthcare payors, which may implement cost reduction measures that adversely affect our business and operations.

Third-party private and governmental payors exercise significant control over patient access and increasingly use their enhanced bargaining power to secure discounted rates and other concessions from providers. This trend, as well as other changes in reimbursement rates, policies or payment practices by third-party and governmental payors (whether initiated by the payor or legislatively mandated) could have an adverse impact on our business.

Government regulations may adversely affect our business.

We are subject to extensive and frequently changing federal, state, local and foreign regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and third-party payors. There can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects.

Many states require providers of home health services such as our Women’s and Children’s Health segment, to be licensed as home health agencies and to have medical waste disposal permits. Also, many states require Quality Oncology, Inc., or QO, our cancer disease management subsidiary, to be licensed as a utilization review provider. Moreover, certain of our employees are subject to state laws and regulations regarding the ethics and professional practice of pharmacy and nursing. We may also be required to obtain certification to participate in governmental payment programs, such as Medicare and Medicaid. Some states have established Certificate of Need, or CON, programs regulating the expansion of healthcare operations. The failure to obtain, renew or maintain any of the required licenses, certifications or CONs could adversely affect our business.

Many of the products utilized by us for the provision of our services are classified as medical devices under the Federal Food, Drug and Cosmetic Act, or the FDC Act, and are subject to regulation by the Food and Drug Administration or FDA. In addition some of our services involve the use of drugs that are regulated by the FDA under the FDC Act. Although medical devices and drugs used by us are labeled for specific indications and cannot be promoted for any other indications, the FDA allows physicians to prescribe drugs and medical devices for such “off-label” indications under the “practice of medicine” doctrine. Negative publicity concerning the off-label use of drugs and devices may adversely affect our Women’s and Children’s Health segment’s business, which pursuant to physicians’ prescriptions, provides drugs for off-label indications. Facet’s business serves as an original equipment manufacturer for FDA regulated products which have to abide by current good manufacturing practice regulations. Our failure to comply with FDA requirements could result in FDA enforcement actions which could include, but are not limited to, recalls, warning letters, fines, injunctions, and criminal prosecution. Any such enforcement actions could have a material adverse effect on our business, financial condition and results of operations.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, governs electronic healthcare transactions and the privacy and security of medical records and other individually identifiable patient data. Healthcare providers and other affected entities had until April 2003 to comply with these privacy regulations. Further regulations establishing healthcare information security requirements have been issued with compliance required by April 2005. Any failure to comply with HIPAA could result in criminal penalties and civil sanctions.

Our businesses that provide products and services that are reimbursed by government payors, such as Medicare and state Medicaid, are subject to particularly pervasive regulation by those agencies. These regulations impose stringent requirements for provider participation in those programs and for reimbursement of products and services. For example, we are required to maintain documentation supporting our reimbursement claims, including, without limitation, physician orders or prescriptions, assignments of benefits and proofs of delivery. We are subject to periodic audits or investigation by the federal Department of Health and Human Services, including CMS and/or its intermediaries, the Office of Inspector General, and State Medicaid programs, of our compliance with those requirements, and any deficiencies found may be extrapolated to cover a larger number of reimbursement claims. Additionally, many applicable laws and regulations are aimed at curtailing fraudulent and abusive practices in relation to those programs. These rules include the illegal remuneration provisions of the Social Security Act (sometimes referred to as the “Anti-Kickback” statute), which impose criminal and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient covered by a federal healthcare program to a particular provider of healthcare products or services. Related federal laws make it unlawful, in certain circumstances, for a physician to refer patients covered by federal healthcare programs to a healthcare entity with which the physician and/or the physician’s family have a financial relationship. Additionally, a large number of states have laws similar to the federal laws aimed at curtailing fraud and abuse and physician “self-referrals.” These rules have been interpreted broadly such that any financial arrangement between a provider and potential referral source may be suspect. While we believe our existing arrangements (and the arrangements that existed in the business we recently sold) are proper and do not include any allegedly improper practices, the government could take a contrary position or could investigate our practices.

In addition to the laws described above, the Federal False Claims Act imposes civil liability on individuals or entities that submit false or fraudulent claims for payment to the government. HIPAA created two new federal crimes: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Violation of these and other applicable rules can result in substantial fines and penalties, required repayment of monies previously recognized as income, as well as exclusion from future participation in government-sponsored healthcare programs.

There can be no assurance that we will not become the subject of a regulatory or other investigation or proceeding or that our interpretations of applicable laws and regulations will not be challenged. The defense of any such challenge could result in adverse publicity, substantial cost to us and diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is sustained.

The outcome of the pending qui tam claims filed against us could result in the imposition of material liabilities or penalties and could result in our exclusion from participation in federal healthcare programs.

The Federal False Claims Act allows actions to be brought on the government’s behalf by individuals under the Federal False Claims Act’s qui tam provision. Two qui tam claims have been filed against our former subsidiary, Diabetes Self Care, Inc. alleging possible improper claims for Medicare payments in the pharmacy, laboratory and supplies division of our Health Enhancement segment. Although we recently sold that business, the purchaser did not assume liability for any qui tam claim. As is required by law, the federal government is conducting an investigation into the complaint to determine if it will intervene or join in this suit. We are cooperating fully with the investigation. The matter is still in its preliminary stages, and we are unable to predict the ultimate disposition of the action or the investigation. An unfavorable outcome in the action could subject us to repayment obligations, loss of reimbursement, exclusion from participation in Medicare and Medicaid, substantial fines or penalties and other sanctions, which could have a material adverse effect on our business, financial position and results of operations. Defending a qui tam claim, even where there is little or no merit to the allegation, can be expensive and time consuming.

Many of our disease management fees are contingent upon performance.

Many of our existing disease management agreements contain a savings guarantee, which typically provides that we will repay all or some of our fees if the payor’s cost savings as a result of our disease management programs do not meet expectations or if other quality performance measures are not met. Some contracts also provide that we will receive bonus compensation by meeting certain performance criteria. There is no guarantee that we will accurately forecast cost savings and clinical outcome improvements under our disease management agreements or meet the performance criteria necessary to receive the designated bonus compensation or to avoid repayment of fees under the agreements.

Facet is substantially dependent on a few customers.

Facet’s revenues are substantially dependent on sales to five customers. In 2004, these five customers represented approximately 92% of Facet’s revenues, which in turn represented approximately 26% of our total revenues from continuing operations. We have multiple contracts covering various products and services with these customers that have expirations ranging from October 2005 to March 2009. Certain contracts may be terminated prior to expiration without cause and there is no guarantee that these contracts will be renewed on favorable terms, if at all, or that these customers will continue to purchase products or services at prior levels. If we do not generate as much revenue from our major customers as we expect, or if we lose certain of them as customers, our total revenue could be significantly reduced.

Facet and our Women’s and Children’s Health segment are both highly dependent on supplies from limited sources.

Facet’s business is highly dependent on its exclusive supply relationship with Nipro Corporation, from which it purchases virtually all of the components for its products on terms we view as favorable. Under the agreement, some terms, such as pricing, are negotiated annually while others, such as the exclusivity arrangement, are renewable after longer periods. The exclusivity provisions of our agreement with Nipro expire in December 2005. In addition, there are an extremely limited number of suppliers of terbutaline sulfate, a prescription drug used in large supply by our Women’s and Children’s Health segment, and price increases in this drug during the second and third quarter of 2002 adversely affected the segment’s cost of revenues. In September 2002, we entered into a three-year arrangement for the supply of this drug which has reduced its cost to us. This agreement was recently renewed on favorable terms for an additional three-year period. We purchase substantially all of our requirements for this drug and are obligated to purchase a percentage of our requirements under this arrangement. Termination of any of these supply arrangements or failure to continue any of them on favorable terms could have a material adverse effect on the business of Facet or the Women’s and Children’s Health segment, as applicable, as would any interruption in the supply or significant increase in the price of these products, whatever the cause.

Our operating results have fluctuated in the past and could fluctuate in the future.

Our operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	impact of substantial divestitures and acquisitions;

•	loss or addition of customers and referral sources;

•	investments required to support growth and expansion;

•	changes in the mix of our products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	length of sales cycle and implementation process for new disease management customers;

•	increases in costs of revenues and operating expenses;

•	increases in selling, general and administrative expenses;

•	increased or more effective competition; and

•	regulatory changes.

In addition, revenues from our Women’s and Children’s Health segment are historically less during the fourth and first calendar quarters than during the second and third calendar quarters. The seasonal variability of demand for these services significantly affects, and we believe will continue to affect, our quarterly operating results.

Our profit margin may be adversely affected by the product mix and pricing pressure in the Women’s and Children’s Health segment.

Although our Women’s and Children’s Health segment is a leading provider in its market, its revenues have been reduced and its costs of revenues as a percentage of revenues have increased over the past several years. These trends, which have reduced our profit margins, continued in 2004 and are largely a function of price pressure and physician prescription patterns towards the use of higher cost, lower margin therapies. If these trends continue, the profit margins for this business will continue to decline.

Facet operates in an industry that is becoming increasingly dominated by price competition.

In all of our product and service lines, we face strong competition from companies, both large and small, located in the United States and abroad, on factors including quality of care and service, reputation within the medical community, scope of products and services, geographical scope and price. Facet operates in an industry where price competition is becoming increasingly dominant over other factors, which has created downward pressure on pricing on this portion of our business. If this trend toward price dominated competition continues, the resulting downward pricing pressure may have a material adverse effect on Facet’s business.

If our costs of providing products or services increase, we may not be able to pass these cost increases on to our customers.

In many of our markets, due to competitive pressures or the fact that reimbursement rates are set by law, we have very little control over the price at which we sell our products and services. If our costs increase, we may not be able to increase our prices, which would adversely affect results of operations. Accordingly, any increase in the cost of such products and services could reduce our overall profit margin.

Future acquisitions may cause integration problems, disrupt our business and strain our resources.

In the past we have made several significant business acquisitions, and may continue with such acquisitions in the future. Our success will depend, to a certain extent, on the future performance of these acquired business entities. These acquisitions, either individually or as a whole, could divert management attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating those new entities. Further, the integration of these entities may cause us to lose key employees or key customers. Integrating newly acquired organizations and technologies could be expensive and time consuming and may strain our resources. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our business, results of operations or financial condition.

Claims against us, including the qui tam claim described above under “Risk Factors — The outcome of the pending qui tam claim filed against us could result in the imposition of material liabilities or penalties and could result in our exclusion from participation in federal healthcare programs,” regardless of their merit or eventual outcome, could have a material adverse effect on our business and reputation.

If we do not manage our growth successfully, our growth and profitability may slow or stop.

If we do not manage our growth successfully, our growth and profitability may slow or stop. We have expanded our operations rapidly and plan to continue to expand. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain our resources and increase our need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. In addition, because our business strategy emphasizes growth, the failure to achieve our stated growth objectives or the growth expectations of investors could cause our stock price to decline.

Our data management and information technology systems are critical to maintaining and growing our business.

Our disease management services are dependent on the effective use of information technology. We use our proprietary TRAX™ system and Integrated Care Management system in the provision of our disease management services. Although we believe that our systems provide us with a competitive advantage, we are exposed to technology failure or obsolescence. In addition, data acquisition, data quality control and data analysis, which are a cornerstone of our disease management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or our inability to properly identify, implement and update systems could have a material adverse impact on our business and results of operations.

The development of improved technologies for glucose monitoring that eliminate the need for consumable testing supplies could adversely affect our business.

All of Facet’s revenues are from the sale of consumable testing supplies used to draw and test small quantities of blood for the purpose of measuring and monitoring blood glucose levels. Numerous research and development efforts by other parties are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect sales of supplies and pharmaceuticals in conjunction with our disease management business and Facet's business.

Our foreign operations are subject to additional risks.

Although the majority of our operations are in the United States, the Health Enhancement segment derives substantial revenue from outside of the United States. The risks of doing business in foreign countries include potential adverse changes in the stability of foreign governments and their diplomatic relations, hostility from local populations, adverse effects of currency fluctuations and exchange controls, deterioration of foreign economic conditions and changes in tax laws. Due to the foregoing risks, any of which, if realized, could have a material adverse effect on us, we believe that our business activities outside of the United States involve a higher degree of risk than our domestic activities.

Our diabetes supply business in Germany distributes its products to customers primarily from physician offices, and substantially all of its revenues are received from the German national healthcare system. Doctors participating in this method of distribution, both for us and other providers, have been the subject of lawsuits brought by pharmacies alleging that this practice constitutes a violation by such doctors of German law. There is a split of authority among German courts on this issue. Although we have not been a party to any of these lawsuits or claims, such lawsuits could indirectly affect our operations, and unfavorable resolution of this issue could require us to seek alternative channels of distribution and could have a material adverse effect on our German operations.

We have recorded a significant amount of intangible assets, whose values could become impaired.

Our acquisitions have resulted in the recognition of intangible assets, primarily goodwill. Goodwill, which represents the excess of cost over the fair value of net assets of businesses acquired, was approximately $134.2 million at December 31, 2004, representing approximately 44% of our total assets. Approximately $16.3 million of our goodwill and intangibles were included in the assets sold in connection with our pharmacy and supplies business. On an ongoing basis, we will make an evaluation to determine whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Any future determinations requiring an asset impairment of a significant portion of intangible assets could materially affect our results of operations for the period in which the adjustment occurs.

Our inventory management is complex, and excess inventory may harm our results of operations.

Our management makes estimates regarding our inventory requirements based on assumptions about future demand. Furthermore, a substantial portion of our products supplied by Facet are tailored to the specifications of particular customers. If future demand changes or actual market conditions are less favorable than as projected by management, we may become subject to inventory obsolescence and may have to sell excess inventory at reduced prices, or, in the case of products tailored to specific customers, excess inventory may not be marketable at all. Any excess inventory held by us may therefore adversely affect our results of operations.

The competition for staff may cause us to restrict growth in certain areas or to realize increased labor costs in existing areas.

Our operations are dependent on the services provided by qualified management and staff, including nurses and other healthcare professionals, for which we compete with other health care providers. In addition, our opportunities for growth are limited to our ability to attract and retain such personnel. In certain markets, there is a shortage of nurses and other medical providers, thereby increasing competition and requiring us to improve working conditions, including wages and benefits, for such personnel. Our potential inability to maintain and grow an appropriate workforce may inhibit our expansion and even have a material adverse effect on our financial results.

Impairment of our intellectual property rights could negatively affect our business or allow competitors to minimize any advantage that our proprietary technology may give us.

We own a number of trademarks and service marks which, in the aggregate, are important to the marketing and promotion of our products and services. Patents owned by Facet or its suppliers are material to the continued marketing of those products. Also, we consider our disease management programs to be proprietary and material to the portion of our business to which they relate. In addition, our future success depends in part upon our proprietary technology and product development, and our ability to obtain patent and other intellectual property rights with respect to such technology and development.

We hold patents or have an exclusive, perpetual right to use the only uterine activity monitors that have received pre-market approval from the FDA for home use on patients with a history of previous preterm birth. Our rights to the monitors had been a material competitive advantage in marketing our uterine activity monitoring services. In 2001, the FDA reclassified the monitors from Class III into Class II devices, which makes substantially equivalent devices available to our competitors, without their having to receive pre-market approval. As part of the reclassification, the FDA may impose special controls on the use of such devices. Although these developments have not had a negative impact on our home uterine activity monitoring business, we cannot predict what future impact these changes may have.

Patent positions are uncertain and involve complex legal, scientific and factual questions. Our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. For certain of our products in development, there may be third parties who have patents or pending patents that they may claim effectively prevent us from commercializing these products in certain territories. If our patent or other intellectual property rights or positions are infringed, challenged, invalidated, prevented or otherwise impaired, or we fail to prevail in any future intellectual property litigation, our business could be adversely affected.

Effective trademark and other intellectual property protection may not be available in every country in which our products are made available. This could have a material adverse effect on our business, results of operation and financial condition. To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us with respect to past, current and future products. We expect that participants in our markets increasingly will be subject to infringement claims as the number of competitors in our industry segment grows. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

Our actual financial results might vary from our publicly disclosed forecasts.

Our actual financial results might vary from those anticipated by us, and these variations could be material. On April 20, 2005, we announced revenue and profit expectations for the second quarter ending June 30, 2005. These forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control, and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different. Our financial results are subject to numerous risks and uncertainties, including those identified throughout these “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.

The market price of our common stock has experienced substantial volatility.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. Between January 1, 2002 and July 20, 2005 and after giving effect to the three-for-two stock split effected in the form of a stock dividend, the trading price of our common stock on The Nasdaq National Market has ranged from a low of $3.93 per share to a high of $35.75 per share. Because of this volatility, the trading price of our common stock may be depressed.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	the integration of people, operations and products from acquisitions;

•	new technologies that render our products and services obsolete or non-competitive products and services offered by us;

•	our ability to manufacture, market and distribute our products efficiently;

•	market acceptance of our disease management products and our ability to sign and implement new disease management contracts; and

•	the timing of orders from distributors and mix of sales among our customers.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Based on filings with the SEC, five of our stockholders own approximately 29.6% of the outstanding shares of our common stock. A decision by any of these stockholders to sell a substantial amount of our common stock could cause the trading price of our common stock to decline substantially. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of our common stock.

Any additional issuances of equity securities by us would have a dilutive effect on our common stock and may depress the trading price of our common stock.

We may issue equity securities in the future to finance our operations or acquisitions, to adjust our ratio of debt to equity or for other reasons. Any issuance of additional equity securities will dilute your percentage equity ownership in us and could depress the trading price of our common stock.

Provisions in our charter and bylaws, our stockholder’s rights agreement and the Delaware General Corporation Law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

Provisions in our charter and our bylaws, and the Delaware General Corporation Law could prevent or deter a third party from acquiring us, even if doing so would be beneficial to you. These provisions include, among others, staggered terms for our directors and our ability to issue, without stockholder approval, shares of preferred stock with voting and liquidation provisions superior to that of our common stock. In addition, the provisions of our stockholder’s rights agreement may also deter a business combination that may be beneficial to you. See “Description of Capital Stock — Certain Charter and Bylaw Provisions” and “— Delaware Anti-Takeover Law.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. Our existing credit facility contains covenants restricting the payment of dividends on and repurchases of our common stock. Because we do not anticipate paying cash dividends for the foreseeable future, you will not realize a return on your investment in our common stock unless the trading price of our common stock appreciates, which we cannot assure.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein, contain various forward-looking statements. Such forward-looking statements include statements relating to the business, results of operations, and financial condition of Matria. Words such as “will,” “would,” “may,” “could,” “anticipate,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions often identify forward-looking statements.

These forward-looking statements involve risks and uncertainties, and are not guarantees of our future performance. Many factors, some of which are described in the “Risk Factors” section of this prospectus or in the documents incorporated by reference into this prospectus, could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include the following:

•	changes in reimbursement rates, policies or payment practices by third-party payors, whether initiated by the payor or legislatively mandated or uncollectible accounts in excess of current estimates;

•	any adverse effect from the sale of our direct to consumer pharmacy and supplies business on our ability to retain and obtain new disease management business;

•	the loss of major payors or customers or failure to receive recurring orders from customers of the mail-order supply business;

•	termination of our exclusive supply agreement with Nipro Corporation or failure to continue the agreement on the terms currently in effect;

•	impairment of our rights in intellectual property;

•	increased or more effective competition;

•	new technologies that render obsolete or non-competitive products and services that we offer;

•	changes in or new interpretations of laws or regulations applicable to us, our customers or referral sources or failure to comply with existing laws and regulations;

•	increased exposure to professional negligence liability;

•	difficulties in successfully integrating recently acquired businesses into our operations and uncertainties related to the future performance of such businesses;

•	losses due to foreign currency exchange rate fluctuations or deterioration of economic conditions in foreign markets;

•	changes in company-wide or business unit strategies and changes in patient drug therapy mix;

•	the effectiveness of our advertising, marketing and promotional programs;

•	market acceptance of our disease management products and our ability to sign and implement new disease management contracts;

•	our inability to successfully manage our growth;

•	acquisitions that strain our financial and operational resources;

•	our inability to forecast accurately or effect cost savings and clinical outcomes, improvements or penalties for non-performance under our disease management contracts or to reach agreement with our disease management customers with respect to the same;

•	the inability of our disease management customers to provide timely and accurate data that is essential to the operation and measurement of our performance under our disease management contracts;

•	increases in interest rates;

•	financial penalties for failure to achieve expected cost savings or clinical outcomes in our disease management business;

•	changes in the number of covered lives enrolled in the health plans with which we have agreements for payment;

•	the availability of adequate financing and cash flows to fund our capital and other anticipated expenditures;

•	higher than anticipated costs of doing business that cannot be passed on to customers;

•	pricing pressures;

•	interruption in the supply or increase in the price of drugs used in our Women’s and Children’s Health business;

•	information technology failures or obsolescence or the inability to effectively integrate new technologies;

•	inventory obsolescence;

•	the outcome of legal proceedings or investigations involving us, and the adequacy of insurance coverage in the event of an adverse judgment;

•	our ability to pay principal on the notes at maturity or redemption; and

•	the risk factors discussed from time to time in our SEC reports, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2004.

Many of such factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or review any forward-looking statements contained in this prospectus or any document incorporated by reference herein or therein or in any statement referencing the risk factors and other cautionary statements set forth in this prospectus, whether as a result of new information, future events or otherwise, except as may be required by our disclosure obligations in filings we make with the SEC under federal securities laws.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Although we received proceeds in connection with the private placement of the notes, we will not receive any of the proceeds from the sale of shares issued upon conversion of the notes by the selling securityholders covered by this prospectus.

We will bear all costs, fees and expenses incurred in effecting the registration of the common stock issued upon conversion of the notes covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock in the past and we do not anticipate paying cash dividends on our common stock in the future. Our current credit facility contains covenants restricting the payment of dividends on and repurchases of our common stock.

DESCRIPTION OF REGISTRATION RIGHTS

We and our subsidiary guarantors under the notes entered into a registration rights agreement with the initial purchaser on May 5, 2004. Pursuant to the registration rights agreement, we together with our subsidiary guarantors filed with the SEC a shelf registration statement on Form S-3 (of which this prospectus is a part) to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement. We and our subsidiary guarantors agreed, pursuant to the registration rights agreement, to:

•	use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act of 1933 as promptly as practicable but in any event by the 180th day after May 5, 2004; and

•	use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933 until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 30 days in any three-month period and not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.”

As a result of the complete conversion of the notes, the term “registrable securities” now means only the shares of common stock issued upon conversion of the notes until the earlier of:

•	the date the shares have been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date when the shares may be resold without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision thereto; or

•	the date when the shares have been publicly sold pursuant to Rule 144 under the Securities Act of 1933.

Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the registration statement and will not be entitled to receive any of the damages described in the following paragraph. We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of an effective registration statement may limit a holder’s ability to sell its registrable securities or may adversely affect the price at which it may sell its registrable securities.

If:

•	we fail, with respect to a holder that supplies the questionnaire described below after the effective date of the shelf registration statement, to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

•	the shelf registration statement ceases to be effective (without being succeeded immediately by an additional registration statement filed and immediately declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 30 days in any three-month period or an aggregate of 60 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act of 1933, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act of 1933, any holder that is entitled to be so named as a selling securityholder, we will pay damages to each holder of registrable securities who has provided the required selling securityholder information to us (or, in the case of the first or third bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a “registration default.”

The damages we must pay while there is a continuing registration default accrue at a rate per year equal to 0.25% for the first 90-day period, and thereafter at a rate per year equal to 0.50%, of the conversion rate in effect when the notes were called for redemption.

Following the cure of a registration default, additional damages will cease to accrue with respect to that registration default. In addition, no additional damages will accrue after the period we must keep the shelf registration statement effective under the Securities Act of 1933 or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued damages. We will have no liability for monetary damages with respect to a registration default other than our obligation to pay the damages described above.

A holder of registrable securities may provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within 10 business days after that date (subject to certain exceptions), file a supplement to the prospectus relating to the registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder’s registrable securities. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the registration statement we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 30-day period.

To the extent that any holder of registrable securities is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, the holder may be subject to certain liabilities under the federal securities laws for misstatements and omissions contained in a registration statement and any related prospectus. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act of 1933 and must be named as an underwriter in the related prospectus.

We have granted certain persons the right to include, in certain circumstances, their shares of our common stock in this registration statement for the resale of the shares of common stock issued upon conversion of the notes. The exercise of these rights and the inclusion of these persons in the registration statement for the shares of common stock may delay or suspend the effectiveness of the registration statement for the shares.

The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock is a summary and is subject to, and qualified in its entirety by, reference to our certificate of incorporation, and bylaws, copies of which are on file with the SEC as exhibits to our SEC filings. Please refer to “Where You can Find More Information” for directions on how you can obtain copies of these documents.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of July 15, 2005 approximately 20,509,920 shares of our common stock were outstanding. Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law or DGCL. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of holders of our preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable. Following the Reorganization, our authorized capital stock and our issued and outstanding capital stock is identical to that of the Predecessor Registrant immediately prior to the Reorganization.

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

In connection with the Holding Company Reorganization described in this prospectus, we designated certain rights to our stockholders in connection with the adoption of a stockholder’s rights agreement. The rights agreement contains provisions that are designed to protect stockholders in the event of unsolicited attempts to acquire Matria. Under the terms of the rights agreement, a common stock purchase right is attached to each outstanding share of our common stock. The rights and privileges of Rights issued pursuant to the Rights Agreement are substantively the same as those rights issued under the Amended and Restated Rights Agreement of the Predecessor Registrant that was terminated in connection with the Reorganization.

If a person or group, an acquirer, acquires beneficial ownership of 15% or more of our outstanding common stock or announces a tender offer or exchange offer that would result in the acquisition of a beneficial ownership of 20% or more of our outstanding common stock, the rights detach from the common stock and are distributed to stockholders as separate securities.

Each right entitles its holders to purchase one one-hundredth of a share (a unit) of common stock, at a purchase price of $2.44 per unit. If we are acquired in a merger or other business combination acquisition, or 50% of our assets or earnings power are sold at any time after the rights become exercisable, the rights entitle a holder to buy a number of common shares of the acquiring company having a market value of twice the exercise price of the right.

If a person acquires 20% of our common stock or if a 15% or larger holder merges with Matria and the common stock is not changed or exchanged in such merger, or engages in self-dealing acquisitions with Matria, each right not owned by such holder becomes exercisable for the number of our common shares having a market value of twice the exercise price of the right. The rights, which do not have voting power, expire on January 30, 2006 unless previously distributed and may be redeemed by us in whole at a price of $0.01 per right at any time before and within 10 days after their distribution.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Generally, the rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that there is an acquirer since until such time the rights generally may be redeemed by our board of directors at $0.01 per right.

CERTAIN CHARTER AND BY-LAW PROVISIONS

Pursuant to the provisions of the DGCL, we have adopted provisions in our certificate of incorporation and bylaws which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Our certificate of incorporation includes a provision which allows the board of directors, without stockholder approval to issue up to 50,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

DELAWARE ANTI-TAKEOVER LAW

We are a Delaware corporation that is subject to Section 203 of the DGCL. Under Section 203 certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in our certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

SELLING SECURITYHOLDERS

The Predecessor Registrant originally issued the notes in a private placement in May 2004 and pursuant to the initial purchaser’s exercise of its over-allotment option in June 2004. The notes were resold by the initial purchaser to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The shares of common stock issued upon conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock issued upon the conversion of the notes. The following table sets forth certain information we have received as of July 20, 2005, concerning the number of conversion shares that may be offered from time to time pursuant to this prospectus.

We have prepared this table using information furnished to us by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

The selling securityholders may offer, all, some or none of the common stock shown in the table below. Because the selling securityholders may offer all or some portion of the shares of common stock pursuant to this prospectus, no estimate can be given as to the amount of the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information to us regarding their holdings. As of July 15, 2005, we had 20,509,920 shares of common stock outstanding.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement or amendments to this prospectus if and when necessary.

	Shares of
	Common
	Stock	Conversion		Number of
	Beneficially	Shares of		Shares Owned
	Owned Before	Common Stock		After Sale of
Name	Offering(1)	Offered		Conversion Shares(2)	Percentage
Alexandra Global Master Fund Ltd.	—		203,491	—	—
Allstate Insurance Company	—		76,309	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	—		383,581	—	—
Argent Classic Convertible Arbitrage Fund, L.P.	—		79,870	—	—
Argent Classic Convertible Arbitrage Fund II, L.P.	—		10,683	—	—
Argent LowLev Convertible Arbitrage Fund, LLC	—		22,892	—	—
Argent LowLev Convertible Arbitrage Fund II, LLC	—		3,561	—	—
Argent LowLev Convertible Arbitrage Fund Ltd.	—		203,491	—	—
ATSF—Transamerica Convertible Securities	—		153,636	—	—
Bank of America Securities LLC	—		50,872	—	—
Barclays Global Investors Diversified Alpha Plus Funds	—		14,244	—	—
Basso Multi-Strategy Holding Fund Ltd.	—		25,436	—	—
BNP Paribas Equity Strategies, SNC	158		69,085	158	*
BP Amoco PLC Master Trust	—		37,442	—	—
Citadel Equity Fund Ltd.	—		406,984	—	—
Class C Trading Company, Ltd.	—		6,613	—	—
CNH CA Master Account, L.P.	—		114,464	—	—
The Consulting Group Capital Markets Fund-Multi-Strategy Market Neutral Investments	—		10,276	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	—		74,325	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	—		284,888	—	—
Credit Suisse/First Boston Europe Ltd.	—		2,034	—	—
Custom Investments PCC, Ltd.	—		2,543	—	—
DKR Soundshore Opportunity Holding Fund Ltd.	—		25,436	—	—
Deephaven Domestic Convertible Trading Ltd.	—		24,368	—	—
Forest Fulcrum Fund LP	—		20,298	—	—
Forest Global Convertible Fund, Ltd., Class A-5	—		73,460	—	—
Forest Multi-Strategy Fund, SPC	—		45,938	—	—
FrontPoint Convertible Arbitrage Fund, L.P.	—		101,745	—	—
Geode U.S. Convertible Arbitrage Fund	—		127,182	—	—
Grace Convertible Arbitrage Fund, LTD.	—		203,491	—	—
HFR CA Global Opportunity Master Trust	—		11,700	—	—
HFR CA Global Select Master Trust Account	—		7,630	—	—
HFR RVA Select Performance Master Trust	—		7,732	—	—
Highbridge International LLC	—		50,872	—	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	—		9,920	—	—
IDEX—Transamerica Convertible Securities Fund	—		91,825	—	—
Institutional Benchmarks Master Fund Ltd.	—		63,591	—	—
KBC Financial Products USA Inc.	—		50,872	—	—
LLT Limited	—		8,088	—	—
Lyxor/Convertible Arbitrage Fund Limited	—		13,735	—	—
Lyxor /Forest Fund Limited	—		38,714	—	—
Lyxor Master Fund	—		15,261	—	—
Man Convertible Bond Master Fund, Ltd.	—		60,894
Mohican VCA Master Fund	—		61,047	—	—
National Bank of Canada	—		12,718	—	—
Newport Alternative Income Fund	—		41,715	—	—
Partners Group Alternative Strategies PPC LTD	—		15,261	—	—
Pond Point Partners Master Fund, LTD	—		50,873	—	—
Ritchie Convertible Arbitrage Trading	—		50,872	—	—
S.A.C. Arbitrage Fund, LLC	116,447		203,491	116,447	*
SSI Blended Market Neutral L.P.	—		19,942	—	—
SSI Hedged Convertible Market Neutral, L.P.	—		25,538	—	—
St. Thomas Trading, Ltd.	—		40,850	—	—
Silver Convertible Arbitrage Fund, LDC	—		7,122	—	—
Silvercreek II Limited	—		113,955	—	—
Silvercreek Limited Partnership	—		149,566	—	—
Singlehedge US Convertible Arbitrage Fund	—		16,940	—	—
Sphinx Convertible Arbitrage Fund SPC	—		1,068	—	—
Sphinx Convertible Arb Fund SPC c/o Investment Mgmt.	—		31,541	—	—
Sphinx Convertible Arbitrage SPC	—		12,158	—	—
Sturgeon Limited	—		14,142	—	—
TCW Group Inc.	—		192,554
UBS AG London Prime Broker	—		279,800	—	—
UBS Securities LLC	—		454,041	—	—
Viacom Inc. Pension Plan Master Trust	—		1,017	—	—
Vicis Capital Master Fund	—		20,349	—	—
Victus Capital, LP	—		81,396	—	—
Whitebox Diversified Convertible Arbitrage Partners LP	—		50,872	—	—
Xavex Convertible Arbitrage 10 Fund	—		34,593	—	—
Xavex Convertible Arbitrage 2 Fund	—		4,578	—	—
Xavex Convertible Arbitrage 4 Fund	—		3,764	—	—
Zazove Convertible Arbitrage Fund L.P.	—		213,666	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	—		18,263	—	—
All other holders of conversion shares and future transferees of such holders(3)	— (4)	-	863,162	—	—

Total	—		4,387,796	116,605	*

*	Less than 1%

(1)	Figures in this column do not include the shares issued upon conversion of the notes.

(2)	Assumes the sale of all of the common stock offered.

(3)	Information concerning other selling securityholders will be set forth in post-effective amendments to this registration statement. Amounts in these columns may exceed the aggregate amount of shares of common stock offered by this prospectus as a result of selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their notes or conversion shares since the date on which the information in the preceding table is presented without informing us of such sale(s). In no event will the aggregate number of shares offered hereby exceed 4,387,786.

(4)	Assumes that all other holders of conversion shares or future transferees do not beneficially own any shares of common stock other than the shares issued upon conversion of the notes.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. The selling securityholders and their successors, which include their transferees, distributees, pledgees or donees or their successors, may sell the common stock issued upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The conversion shares may be sold directly by selling securityholders and their successors or, alternatively, through underwriters, broker-dealers or agents, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sales by selling securityholders and their successors may be effected in transactions in the following manner (which may involve block transactions or transactions in which the same broker acts as agent on both sides of the transaction, known as crosses):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

Selling securityholders may enter into hedging or other derivative transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the shares in the course of the hedging transactions they assume. Selling securityholders may also sell the conversion shares short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

From time to time, the selling stockholders may transfer, pledge, donate, or assign their shares of common stock to lenders or others, and each of such persons will be deemed to be a “selling stockholder” for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholders will decrease as and when they take such actions. The plan of distribution for the selling stockholders’ shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees, and other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the shares will be the purchase price of the common stock less any discounts and commissions. Each of the selling securityholders reserves the right to accept and, together with their agents, to reject, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is listed for trading on The Nasdaq National Market under the symbol “MATR.”

The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the shares.

In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any shares described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the specific common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, provides for cross-indemnification of the selling securityholders and us and their and our respective controlling persons against certain liabilities, including certain liabilities under the Securities Act or contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Troutman Sanders LLP, Atlanta, Georgia, has passed upon the validity the common stock issued upon conversion of the notes being offered hereby. Carl E. Sanders, one of our directors, and the Chairman of Troutman Sanders LLP, is the beneficial owner of 62,087 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Matria Healthcare, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

     As described herein under “Holding Company Reorganization,” the Predecessor Registrant participated in a Reorganization pursuant to which it became our wholly owned subsidiary. We are deemed the successor issuer under the Registration Statement pursuant to Rule 414 under the Securities Act of 1933, as amended. We are, and until the Reorganization the Predecessor Registrant was, subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file, and the Predecessor Registrant filed, reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. We also maintain an internet site at www.matria.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus.

Incorporation by Reference

     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed with the SEC (SEC File No. 000-20619):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005; and

•	Our Current Reports on Form 8-K, dated May 2, 2005, May 24, 2005 and June 2, 2005.

     We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of securities contemplated hereby. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Investor Relations
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
(770) 767-4500

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the various expenses and costs incurred by Matria Healthcare, Inc. in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$12,177.61
Trustees’ fees and expenses.	$7,500
Printing and engraving costs	$25,000
Accounting fees and expenses	$35,000
Legal fees and expenses	$50,000
Miscellaneous	$10,000
Total	$139,677.61

     All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by us.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal actions, had no reasonable cause to believe was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers.

     Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by law, indemnify our directors and officers against any liability, losses or related expenses which they may incur by reason of serving or having served as directors and officers of Matria. Our Certificate of Incorporation limits our directors’ liability for monetary damages to us and our stockholders for breaches of fiduciary duty to the fullest extent permitted under the DGCL. The DGCL permits Delaware corporations to include in their certificate of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

     Our Bylaws provide that each person who is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Matria, or is or was serving at the request of Matria as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by us to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit or his or her heirs, executors and administrators; provided, however, that we will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. The right to indemnification is a contract right and includes the right to be paid by Matria the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified. We may provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     The indemnification rights conferred by our Certificate of Incorporation and Bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We maintain an insurance policy on behalf of our directors and officers insuring against certain liabilities including liabilities arising under the Securities Act.

ITEM 16.       EXHIBITS

     The following is a list of all exhibits filed as part of this registration statement on Form S-3, including those exhibits incorporated in this registration statement by reference.

Exhibit
Number	Description of Exhibits
4.3*	Form of specimen certificate of common stock
5.1*	Opinion of Troutman Sanders LLP regarding the legality of the securities
10.1*	Registration Rights Agreement dated May 5, 2004 between Matria, the subsidiary Guarantors and UBS Securities LLC (filed as Exhibit 10.1 to Matria’s Form 8-K filed on May 6, 2004)
23.1	Consent of KPMG LLP
23.2*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page to the registration statement)

*Indicates exhibits previously filed with the Securities and Exchange Commission by the Predecessor Registrant and incorporated herein by reference.

ITEM 17.       UNDERTAKINGS

     (a) Undertaking related to Rule 415 offering:

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, S-8 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Undertaking related to acceleration of effectiveness:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on the 20th day of July, 2005.

Matria Healthcare, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit, Chairman and Chief Executive Officer

By:	/s/ Stephen M. Mengert
Stephen M. Mengert, Vice President - Finance and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Joseph A. Blankenship
Joseph A. Blankenship, Vice President - Controller (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below on July 20, 2005 by the following persons in the capacities indicated.

SIGNATURE	CAPACITY
/s/ Parker H. Petit Parker H. Petit	Chairman and Chief Executive Officer
/s/ Joseph G. Bleser* Joseph G. Bleser	Director

S-1

SIGNATURE	CAPACITY
/s/ Frederick E. Cooper* Frederick E. Cooper	Director
/s/ Guy W. Millner* Guy W. Millner	Director
/s/ Carl E. Sanders* Carl E. Sanders	Director
Kaaren J. Street	Director
/s/ Thomas S. Stribling* Thomas S. Stribling	Director
/s/ Donald W. Weber* Donald W. Weber	Director
/s/ Morris S. Weeden* Morris S. Weeden	Director
/s/ Wayne P. Yetter* Wayne P. Yetter	Director
/s/ Frederick P. Zuspan, M.D.* Frederick P. Zuspan, M.D.	Director
* /s/ Parker H. Petit By: Parker H. Petit, Attorney-In-Fact

S-2

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
23.1	Consent of KPMG LLP